EQUIV="Content-Type" CONTENT="text/html; charset=windows-1252"> Registration No

Subject to Completion, dated November 12, 2002

As filed pursuant to Rule 424(b)(3)

Registration No. 333-97047

Caterpillar Financial Services Corporation

Medium-Term Notes, Series F

(Fixed Rate)

With Maturities of 9 Months or More from Date of Issue

Interest payable each May 30 and November 30 and at Maturity

Principal Amount: Interest Rate: Proceeds Amount:

Original Issue Date: Commission Fee: Maturity Date:

Placement Agents:

Banc of America Securities LLC and J.P. Morgan Securities Inc.

Specified Currency: Option to Elect Payment Authorized Denominations

x U.S. dollars in U.S. dollars (only applicable if

_ Other:___________ (only applicable if Specified Currency is

Specified Currency is other than U.S.

other than U.S. dollars): N/A

N/A

The Note is a: Exchange Rate Agent X Global Note (if other than First

Certificated Note Trust New York): N/A (only applicable if

Specified Currency

is other than U.S. dollars)

Original Issue Total Amount of OID: N/A Terms of Amortizing Discount Note: Notes: N/A

Yes x No Issue Price (expressed

as a percentage of

aggregate principal

amount):

Redemption Date(s) (including Redemption Price(s): N/A any applicable regular or special record dates): N/A

Repayment Date(s) (including Repayment Price(s): N/A any applicable regular or special record dates):

N/A

Interest Rate Reset Option: _ Yes X No

Optional Reset Dates (only applicable if option to reset interest rate): N/A

Basis for Interest Rate Reset (only applicable if option to reset interest rate): N/A

Stated Maturity Extension Option: _ Yes x No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the notes or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are offering these securities ultimately to purchasers of pass-through certificates of the Core Investment Grade Bond Trust I offered simultaneously herewith through Core Bond Products LLC, as depositor of the Core Investment Grade Bond Trust I, utilizing the services of Banc of America Securities LLC and J.P. Morgan Securities Inc. as our agents. Each of Banc of America Securities LLC and J.P. Morgan Securities Inc. is a statutory underwriter within the meaning of the Securities Act of 1933.

We have authorized the placement agents to deliver a copy of this pricing supplement and the attached prospectus supplement and prospectus relating to the notes offered hereby to purchasers of the trusts pass-through certificates. This pricing supplement and the attached prospectus supplement and prospectus relate only to Caterpillar Financial Services Corporation and the notes and do not relate to the trust or the pass-through trust certificates. You should only rely on this pricing supplement and the attached prospectus supplement and prospectus for a description of Caterpillar Financial Services Corporation and the notes.

We have not been involved in the creation of the trust or the preparation of the registration statement and related prospectus relating to the offering and sale of the trusts pass-through certificates. We are not partners, joint venturers, or in any similar arrangement with the trust or any of the other issuers whose securities may be deposited in the trust nor do we own any interest in the trust. Accordingly, we are not assuming any responsibility for or any liability or obligations with respect to the trust, the pass-through certificates, the securities of any other issuer that may be deposited into the trust or the registration statements and prospectuses relating to the pass-through certificates or any such securities. Our responsibilities, liabilities and obligations are limited solely to the information contained in or specifically incorporated by reference in this pricing supplement and the attached prospectus supplement and prospectus and to our obligations under the notes and the indenture.

_________________________________

Banc of America Securities LLC JPMorgan

Pricing Supplement dated ______to Prospectus Supplement dated August 15, 2002 and Prospectus dated August 8, 2002